UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 17, 2010 (September 15, 2010)

HEALTHCARE REALTY TRUST INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MARYLAND	001-11852	62-1507028

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3310 West End Ave. Suite 700 Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)
(615) 269-8175

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments
     The information in Item 8.01 of this report is incorporated herein by reference in its entirety.
Item 8.01 Other Events
     Healthcare Realty Trust Incorporated (the “Company”) has identified six properties for disposal, ranging from 12,000 to 35,000 square feet, which were acquired through past portfolio transactions. On September 8, 2010, the Company closed the sale of the first of these properties, a 25,000 square foot ambulatory surgery center located in Florida, which had a net carrying value of $5.1 million as of August 31, 2010. The Company expects to realize a gain on sale of approximately $4.6 million. In connection with its planned disposal of these properties, the Company determined on September 15, 2010, that the carrying value of the other five properties would not likely be fully recoverable. While the Company expects to recognize a $4.6 million gain on sale of the Florida property, it also expects to record an aggregate impairment for the remaining five properties of approximately $4.4 to $4.7 million in the third quarter of 2010. This impairment would result in a total net investment of approximately $9.3 to $9.6 million for the five properties, which are located in Arkansas, Florida, Maryland and Tennessee, and total 112,757 square feet in the aggregate.
     During the month of August, the Company completed three previously disclosed medical office building acquisitions, totaling approximately $68 million. The Company acquired a 73,331 square foot facility in Columbus, Ohio for $14.5 million, a 134,032 square foot facility in Avon, Indiana for $23.3 million, and a pair of adjacent buildings in Denver, Colorado, totaling 112,155 square feet, for $30.0 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
By:	/s/ Scott W. Holmes
Scott W. Holmes
Executive Vice President and Chief Financial Officer

Date: September 17, 2010